Exhibit 99.B(14)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

ING Variable Products Trust and ING Investors Trust:

We consent to the use of our report dated February 28, 2008, incorporated herein by reference, on the financial statements of ING VP Real Estate Portfolio, a series of ING Variable Products Trust, and our report dated February 29, 2008, incorporated herein by reference, on the financial statements of ING Global Real Estate Portfolio, a series of ING Investors Trust, and to the references to our firm under the heading “Financial Highlights” in the proxy statement/prospectus, and “Independent Registered Public Accounting Firm” in the Statements of Additional Information dated April 28, 2008, incorporated herein by reference.

/s/ KPMG LLP

Boston, Massachusetts

April 17, 2008